Exhibit 19.1
Esperion Therapeutics, Inc.
Insider Trading Policy

PURPOSE

This policy sets forth the policy and procedures of Esperion Therapeutics, Inc. (the "Company") regarding trading in the Company's securities for the Company’s directors, officers, and employees designated as "Insiders."

SCOPE

This policy is applicable to all directors, officers, and employees who are designated "Insiders." More detail related to the scope is listed in Part I.A below.

PRINCIPLES

This Insider Trading Policy (the "Insider Trading Policy") is intended to prevent the misuse of material, nonpublic information, insider trading in securities, and the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy and applicable laws.

POLICY

PART I. OVERVIEW

A.    To Whom does this Insider Trading Policy Apply?

This Insider Trading Policy is applicable to the Company's directors, officers, and employees and applies to any and all transactions by such persons and their affiliates (as defined below) in the Company's securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company's securities or an opportunity, direct or indirect, to profit from any change in the value of the Company's securities.

In addition, all directors, all executive officers (as defined in Section 16 of Securities Exchange Act of 1934, as amended (the "Exchange Act")), and any other officers and employees designated by the Insider Trading Policy Officer because they have access to material, nonpublic information about the Company must comply with the Trading Procedures set forth in Part II of this Insider Trading Policy (the "Trading Procedures") (collectively, and solely for the purposes of this Insider Trading Policy, these persons are referred to as "Insiders"). The Trading Procedures provide rules for when Insiders can trade in the Company's securities and explain the process for mandatory pre-clearance of proposed trades. You will be notified if you are considered to be an Insider who is required to comply with the Trading Procedures.

This Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, also applies to the following persons (collectively, these persons and entities are referred to as "Affiliated Persons"):

•your “Family Members” (“Family Members” are (a) your spouse or domestic partner, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws, in each case, living in the same household as you, (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute (materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill));
•all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;
•all persons who execute trades on your behalf; and
•all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures shall not apply to any such entity that engages in the investment of securities in the ordinary course of its

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Insider Trading Policy

business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and it (or an affiliated entity) has represented to the Company that its affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons.

B.    What is Prohibited by this Insider Trading Policy?

You and your Affiliated Persons are prohibited from engaging in insider trading and from otherwise trading in securities in violation of this Insider Trading Policy. “Insider trading” is (1) trading (buying or selling) the securities of a company whether for your account or for the account of another, while in the possession of material, nonpublic information (see definition below) about that company or (2) disclosing material, nonpublic information about a company to others who may trade on the basis of that information. Insider trading can result in criminal prosecution, jail time, significant fines and public embarrassment for you and the Company.

Prohibition on Trading in Company Securities

When you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from trading (whether for your account or for the account of another) in the Company's securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company's securities or an opportunity, direct or indirect, to profit from any change in the value of the Company's securities, except for trades made pursuant to plans approved by the Insider Trading Policy Officer in accordance with this Insider Trading Policy that are intended to comply with Rule 10b5-1 under the Exchange Act.

The Company may establish blackout periods from time to time during which some or all of the persons or entities covered by this Insider Trading Policy, as instructed by the Company from time to time, may not trade in any securities of the Company in light of particular events or developments affecting the Company. In such event, you will be notified by e-mail and/or other means of the imposition and expected duration of the trading prohibition. During that period, no person covered by such a notice may trade in the Company’s securities (subject to the limited exceptions set forth in this Insider Trading Policy).

The trading prohibitions in this Insider Trading Policy do not apply to: (1) an exercise of an employee stock option when payment of the exercise price is made in cash or (2) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.

The trading prohibitions in this Insider Trading Policy do apply, however, to: the use of outstanding Company securities to pay part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Prohibition on Tipping

Providing material nonpublic information about the Company to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. You are prohibited from providing material nonpublic information about the Company to a friend, relative or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. Additionally, you are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving the Company’s securities, or otherwise give trading advice concerning the Company’s securities, if you are in possession of material nonpublic information about the Company.

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Insider Trading Policy

Prohibition on Trading in Securities of Other Companies

Whenever, during the course of your service to or employment by the Company, you become aware of material nonpublic information about another company (1) with which the Company has an existing business relationship, including but not limited to, the Company's distributors, vendors, customers or suppliers or collaboration, marketing, research, development or licensing partners, or (2) with which the Company is in active discussions concerning a potential transaction or business relationship, neither you nor your Affiliated Persons may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others or engage in any other action to take advantage of that information. If your work regularly involves handling or discussing confidential information of companies in either of the foregoing categories, you should consult with the Company before trading in any of those company’s securities.

Additionally, if you believe you may be in possession of nonpublic information about the Company that could potentially have a material effect on the stock price of a company with which the Company does not have an existing business relationship or with which the Company is not discussing a potential transaction or business relationship, you should exercise caution when trading in the securities of that company because the Securities and Exchange Commission (the “SEC”) has successfully brought an insider trading claim against an insider in those circumstances.

Other Prohibited Transactions

•No Short Sales. No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a "short sale").

•No Purchases or Sales of Derivative Securities or Hedging Transactions. No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company's securities or an opportunity, direct or indirect, to profit from any change in the value of the Company's securities or engage in any other hedging transaction with respect to the Company's securities, at any time.

•No Company Securities Subject to Margin Calls. No Insider may use the Company's securities as collateral in a margin account.

•No Pledges. No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge).

Duration of Trading Prohibitions

These trading prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider even the appearance of improper insider trading and how enforcement authorities and others might view the transaction in hindsight.

This Insider Trading Policy applies to you and your Affiliated Persons so long as you are associated with the Company. In the event that you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, will continue to apply to you and your Affiliated Persons until the later of: (1) the first trading day following the public release of earnings for the fiscal quarter in which you leave the Company or (2) the first trading day after any material nonpublic information known to you has become public or is no longer material.

C.    What is Material, Nonpublic Information?

This Insider Trading Policy prohibits you from trading in the Company's securities if you are in possession of information about the Company that is both "material” and "nonpublic." If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Insider Trading Policy Officer.

"Material" Information

Information about the Company is "material" if it could reasonably be expected to affect the investment or decisions of a stockholder or potential investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. We speak mostly in this Insider Trading Policy about determining whether information about us is material and nonpublic, but the same analysis applies to information about other companies covered by this policy that would preclude you from trading in their securities. In simple terms, material information

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Insider Trading Policy

is any type of information that could reasonably be expected to affect the market price of the Company's securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed "material," the following items are types of information that should be considered carefully to determine whether they are material:

•projections of future earnings or losses, or other earnings guidance;
•results of clinical trials, collaborations, licenses or matters related to the status of clinical trials (e.g., enrollment);
•earnings or revenue that are inconsistent with the consensus expectations of the investment community;
•quarterly financial results that are known but have not been publicly disclosed;
•potential restatements of the Company's financial statements, changes in auditors or auditor notification that the     Company may no longer rely on an auditor's audit report;
•pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•changes in management or the Board of Directors;
•significant actual or threatened litigation or governmental investigations or major developments in such matters;
•cybersecurity risks and incidents, including the discovery of significant vulnerabilities or breaches;
•significant developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
•changes in dividend policy, declarations of stock splits, or proposed public or private sales of additional securities;
•potential defaults under the Company's credit agreements or indentures, or the existence of material liquidity deficiencies; and
•bankruptcies or receiverships.

By including the list above, the Company does not mean to imply that each of these items above is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new products or contracts may clearly be material to an issuer; yet that does not mean that all product developments or contracts will be material. This demonstrates, in our view, why no "bright-line" standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material.

The SEC) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company's securities.

"Nonpublic" Information

Material information is "nonpublic" if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, publishing the information on the Company’s website or posting on social media if those are regular ways the Company communicates with investors, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the completion of one full day of trading following the Company's public release of the information. For that purpose, a full day of trading means a session of regular trading hours on the Nasdaq Stock Market (“Nasdaq”) between 9:30 a.m. and 4:00 p.m. Eastern Time (or such earlier closing time as has been set by exchange rules) has occurred.

For example, if the Company publicly announces material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday. However, if the Company publicly announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Thursday.

D.    What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority ("FINRA"), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
The penalties for violating insider trading or tipping rules can be severe and include:

•disgorgement of the profit gained or loss avoided by the trading;

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Insider Trading Policy

•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
•payment of criminal penalties of up to $5,000,000;
•payment of civil penalties of up to three times the profit made or loss avoided; and
•imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties or fines of $2.5 million or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.

Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination of your employment or other relationship with the Company. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

E.    How Do You Report a Violation of this Insider Trading Policy?

If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Insider Trading Policy Officer. In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you should report the violation immediately to the Insider Trading Policy Officer.

PART II. TRADING PROCEDURES

A.    Special Trading Restrictions Applicable to Insiders

In addition to the restrictions on trading in Company securities set forth above, Insiders and their Affiliated Persons are subject to the following special trading restrictions as designated by the Company:

1.    No Trading Except During Trading Windows.

The announcement of the Company's quarterly financial results almost always has the potential to have a material effect on the market for the Company's securities. Although an Insider may not know the financial results prior to public announcement, if an Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions described herein, Insiders may trade in Company securities only during four quarterly trading windows and then only after obtaining pre-clearance from the Insider Trading Policy Officer in accordance with the procedures set forth below. Unless otherwise advised, the four trading windows consist of the periods that begin after market close on the first full trading day following the Company's issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the 15th day before the end of the then-current quarter. For the purposes of the foregoing, a full trading day means an entire calendar day in which a session of regular trading hours on Nasdaq between 9:30 a.m. and 4:00 p.m. Eastern Time (or such earlier close time as has been set by exchange rules) has occurred. Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described below or (b) if granted a waiver in accordance with the procedure for waivers as described below.

For example, if the Company releases earnings results before the market opens on a Tuesday, the first time an Insider can buy or sell Company securities is after the market opens on Wednesday. However, if the Company’s earnings release occurs after trading begins on a Tuesday, the first time that an Insider can buy or sell Company securities is the opening of the market on Thursday.

Of course, if an Insider has material nonpublic information about the Company during one of these trading windows, the Insider may not trade in the Company’s securities.

2.    Special Closed Trading Periods.

The Insider Trading Policy Officer may designate, from time to time, a “Special Closed Window” during what would otherwise be a permitted trading window. During a Special Closed Window, designated Insiders (which could be all Insiders or a subset

Esperion Therapeutics, Inc.
Insider Trading Policy

of them) may not trade in the Company’s securities. The Insider Trading Policy Officer may also impose a Special Closed Window on Insiders or a subset of them to prohibit trading in the securities of other companies to ensure compliance with this policy. The imposition of a Special Closed Window will not be announced to the Company generally, should not be communicated to any other person, and may itself be considered under this Insider Trading Policy to be material nonpublic information about the Company
.
3.    Gifts and Other Distributions in Kind.

No Insider may give or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the Insider is not permitted to trade unless the donee agrees not to sell the shares until such time as the Insider can sell. In addition to charitable donations or gifts to family members, friends, trusts or others, this prohibition applies to distributions to limited partners by limited partnerships that are subject to this Insider Trading Policy. Making a gift shall be considered trading in securities for purposes of the Pre-Clearance Procedures and Post-Trade Reporting Procedures in Section II.B. below.

4.    No Trading During Retirement Plan Blackout Periods.

If the Company adopts a policy to allow ownership of Company stock in the Company's 401(k) or other retirement plan, then no Insider may trade in any Company securities, which were acquired in connection with such Insider's service or employment with the Company, during a retirement plan "blackout period" except as specifically permitted below. A blackout period includes any period of more than three (3) consecutive business days during which at least fifty percent (50%) of all participants and beneficiaries under all of the individual account plans maintained by the Company and members of its controlled group are prohibited from trading in Company securities through their plan accounts. Insiders will receive advance notice of any such blackout period from the Insider Trading Policy Officer or his or her designee.

B.    Pre-Clearance Procedures

No Insider may trade in Company securities, even during an open trading window, unless the trade has been approved by the Insider Trading Policy Officer in accordance with the procedures set forth below. The Insider Trading Policy Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth below. The Insider Trading Policy Officer may consult with the Company's other officers and/or outside legal counsel and will seek approval for his/her own trades from the Chief Financial Officer, if the Chief Financial Officer is not the Insider Trading Policy Officer, or the Chief Executive Officer, if the Chief Financial Officer is the Insider Trading Policy Officer.

1.    Procedures. No Insider may trade in Company securities until:

•The Insider has notified the Insider Trading Policy Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to this Insider Trading Policy. In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request form should, if practicable, be received by the Insider Trading Policy Officer at least two (2) business days prior to the intended trade date;
•The Insider has certified to the Insider Trading Policy Officer in writing prior to the proposed trade(s) that the Insider is not in possession of material, nonpublic information concerning the Company;
•If the Insider is an executive officer or director, the Insider has informed the Insider Trading Policy Officer, using the Stock Transaction Request form attached hereto, whether, to the Insider's best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an "affiliate" of the Company or of "restricted securities" (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended ("Rule 144")), whether the transaction meets all of the applicable conditions of Rule 144; and
•The Insider Trading Policy Officer or his or her designee has approved the trade(s) and has certified such approval in writing (which may be made by email).

The Insider Trading Policy Officer does not assume the responsibility for, and approval from the Insider Trading Policy Officer does not protect the Insider from, the consequences of prohibited insider trading.

2.    Additional Information.

Insiders shall provide to the Insider Trading Policy Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Insider Trading Policy Officer.

Esperion Therapeutics, Inc.
Insider Trading Policy

3.    Notification of Brokers of Insider Status.

Insiders who are required to file reports under Section 16 of the Exchange Act shall inform their broker-dealers that (a) the Insider is subject to Section 16; (b) the broker shall confirm that any trade by the Insider or any of their affiliates has been precleared by the Company; and (c) the broker is expected to provide transaction information to the Insider and/or Insider Trading Policy Officer on the day of a trade.

4.    No Obligation to Approve Trades.

The existence of the foregoing approval procedures does not in any way obligate the Insider Trading Policy Officer to approve any trade requested by an Insider. The Insider Trading Policy Officer may reject any trading request at his or her sole discretion.

From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. Insiders may not trade in Company securities if they are notified by the Insider Trading Policy Officer that a proposed trade has not been cleared because of the existence of a material, nonpublic development. Even if that particular Insider is not aware of the material, nonpublic development involving the Company, if any Insider engages in a trade before a material, nonpublic development is disclosed to the public or resolved, the Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Insider was unaware of the development. So long as the event remains material and nonpublic, the Insider Trading Policy Officer may determine not to approve any transactions in the Company's securities. The Insider Trading Policy Officer will subsequently notify the Insider once the material, nonpublic development is disclosed to the public or resolved. If an Insider requests clearance to trade in the Company's securities during the pendency of such an event, the Insider Trading Policy Officer may reject the trading request without disclosing the reason.

5.    Completion of Trades.

After receiving written clearance to engage in a trade signed by the Insider Trading Policy Officer, an Insider must complete the proposed trade within two (2) business days or make a new trading request. Even if an Insider has received clearance, the Insider may not engage in a trade if (i) such clearance has been rescinded by the Insider Trading Policy Officer, (ii) the Insider has otherwise received notice that the trading window has closed or (iii) the Insider has or acquires material nonpublic information.

6.    Post-Trade Reporting

Any transactions in the Company's securities by an Insider (or an Affiliated Person) who is required to file reports under Section 16 of the Exchange Act (including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the Insider Trading Policy Officer by the Insider or their brokerage firm on the same day in which a trade order is placed or such a transaction otherwise is entered into. Each report an Insider makes to the Insider Trading Policy Officer should include the date of the transaction, quantity of shares, price, name of the broker-dealer that effected the transaction and whether the trade was made pursuant to a valid Rule 10b5-1 Plan (as defined below). This reporting requirement may be satisfied by sending (or having such Insider's broker send) duplicate confirmations of trades to the Insider Trading Policy Officer if such information is received by the Insider Trading Policy Officer on or before the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company's proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

C.    Exemptions

1.    Pre-Approved Rule 10b5-1 Plan.

Transactions effected pursuant to an approved Rule 10b5-1 Plan (as defined below) will not be subject to the Company's trading windows, retirement plan blackout periods or pre-clearance procedures, and Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a "Rule 10b5-1 Plan") enables Insiders to establish arrangements to trade in Company securities outside of the Company's trading windows, even when in possession of material, nonpublic information.

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If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan, arrangement or instruction must:
•satisfy the requirements of Rule 10b5-1 and any other policies or requirements established by the Company for Rule 10b5-1 Plans;
•be documented in writing;
•be established during a trading window when such Insider does not possess material, nonpublic information; and
•be pre-approved by the Insider Trading Policy Officer.

Prior to approving a Rule 10b5-1 Plan, the Insider Trading Policy Officer may require that the plan exclude or include certain provisions (e.g., cooling off period, minimum number of trades requirement, limited term) that ensure compliance with SEC regulations and practices the Insider Trading Policy Officer deems to be in the best interests of the Company.
Any proposed deviation from the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to, and be approved by, the Insider Trading Policy Officer. Any transaction pursuant to a Rule 10b5-1 Plan must be timely reported in accordance with the procedures set forth above.
The Insider Trading Policy Officer may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1.
Any modification or termination of an Insider's prior Rule 10b5-1 Plan previously approved by the Insider Trading Policy Officer requires a new approval by the Insider Trading Policy Officer. The Insider Trading Policy Officer may require as a condition to such approval that the modification or termination occur during a trading window, that such Insider not be aware of material, nonpublic information and that additional conditions, such as a cooling off period, must be satisfied.

2.    Employee Benefit Plans.

Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy, including the Trading Procedures contained herein. Moreover, the Trading Procedures apply to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.

Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company's securities pursuant to the employees' advance instructions under any employee stock purchase plan established by the Company. However, no Insider may: (a) elect to participate in the plan or alter his or her instructions regarding the level of withholding or purchase by the Insider of Company securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with the Trading Procedures. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of the Trading Procedures.

D.    Waivers

A waiver of any provision of this Insider Trading Policy, or the Trading Procedures contained herein, in a specific instance may be authorized in writing by the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company's Board of Directors.

PART Ill. AMENDMENT

This Insider Trading Policy may be amended from time to time with the approval of the Board of Directors or a designated committee thereof.

PART IV. ACKNOWLEDGEMENT

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Insider Trading Policy

This Insider Trading Policy supersedes any prior policy or procedures established by the Company with respect to insider trading and will be delivered to all current Insiders and to all future directors, officers, and employees who are designated Insiders at the start of their employment or relationship with the Company. Upon first receiving a copy of this Insider Trading Policy, each individual must acknowledge that he or she has received a copy and agrees to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein.

This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy, including the Trading Procedures, and to issue any necessary stop-transfer orders to the Company's transfer agent to ensure compliance.

Please note if you are deemed an Insider, Exhibit B of this document will be deployed to you for additional acknowledgement of Part 2 of this document.

All directors, officers, and employees may be required upon the Company's request to reacknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) by the Insider Trading Policy Officer or his or her designee.
*    *    *

Questions regarding this Insider Trading Policy are encouraged and may be directed to the Insider Trading Policy Officer.

ADOPTED:    November 20, 2019
EFFECTIVE: January 1, 2020
Revised: February 12, 2025